UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2008

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Agreements

Ferro Corporation entered into amended and restated change in control agreements (the "Replacement Agreements"), effective as of January 1, 2009, with James F. Kirsch, Chief Executive Officer, Sallie B. Bailey, Chief Financial Officer, and the following named executive officers: Michael J. Murry and Barry D. Russell. These change in control agreements supersede the change in control agreements previously entered into with these officers (the "Prior Agreements").

The Replacement Agreements generally provide for similar termination protections and severance pay and benefits as the Prior Agreements, but were amended in order to ensure their compliance with Section 409A of the Internal Revenue Code and to simplify the provisions set forth in the Prior Agreements in order to make the Replacement Agreements easier for employees to understand. The Replacement Agreements differ from the Prior Agreements in certain respects, including the following:

• the Replacement Agreements provide an initial term through the end of the second year following the year of execution, with automatic renewal as of each year-end, unless either party has given notice of non-renewal, so as to continue for an additional two years. By contrast, the Prior Agreements provided for a term from the date of execution through the end of the calendar year of execution, with automatic one-year renewals unless either party gives notice of its intention not to renew before the September 30 prior to the next renewal date;

• the Replacement Agreements provide a static multiple of base salary and target bonus upon qualifying terminations of employment, rather than providing that the multiple will be reduced to the number of years from the date of termination until the executive reaches mandatory retirement age as under the Prior Agreements;

• Mr. Kirsch’s severance multiple was increased from two times his base salary and target bonus to three times to reflect Mr. Kirsch’s position as Chief Executive Officer, which he assumed subsequent to the effective date of his Prior Agreement; and

• the Replacement Agreements provide for a payment upon qualifying terminations of employment equal to the Company contributions under the Company's qualified and non-qualified defined contribution plans that the executive would have received if the executive had continued to be employed for two (or in the case of Mr. Kirsch, three) years after the date of termination.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the change in control agreements, which are filed as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

CEO Employment Agreement

Ferro Corporation entered into an amended and restated employment agreement with James F. Kirsch, Chief Executive Officer, effective as of December 31, 2008. The modified employment agreement reflects changes to Mr. Kirsch’s base salary and position that have occurred since the original agreement was entered into and revises the manner in which certain types of benefits are provided in order to comply with Section 409A of the Internal Revenue Code, including providing that severance benefits will be paid in a lump sum payment following termination, subject to any required delay in the payment of severance as a result of Section 409A of the Internal Revenue Code.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of Mr. Kirsch’s employment agreement, which is filed as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1: Change in Control Agreement, dated as of January 1, 2009, between Mr. Kirsch and Ferro Corporation

Exhibit 10.2: Form of Change in Control Agreement, dated as of January 1, 2009. (Sallie B. Bailey, the principal financial officer of Ferro Corporation, and the following named executive officers have entered into this form of change in control agreement: Michael J. Murry and Barry D. Russell.)

Exhibit 10.3: Amended and Restated Employment Agreement, dated as of December 31, 2008, between Mr. Kirsch and Ferro Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

January 7, 2009	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Exhibit 10.1: Change in Control Agreement, dated as of January 1, 2009, between Mr. Kirsch and Ferro Corporation
10.2	Exhibit 10.2: Form of Change in Control Agreement, dated as of January 1, 2009. (Sallie B. Bailey, the principal financial officer of Ferro Corporation, and the following named executive officers have entered into this form of change in control agreement: Michael J. Murry and Barry D. Russell.)
10.3	Exhibit 10.3: Amended and Restated Employment Agreement, dated as of December 31, 2008, between Mr. Kirsch and Ferro Corporation